Exhibit 10.5
EMPLOYMENT AGREEMENT
     THIS AGREEMENT, originally effective as of December 31, 2000, by and between Flagstar Bank, FSB (the “Bank”) and Robert O. Rondeau, Jr. (the “Employee”) in correlation with a separate, but substantially similar, employment agreement between the Employee and Flagstar Bancorp, Inc. (the “Company”) effective as of the same date, is continued, amended and restated as follows effective January 1, 2007 (the “Effective Date”).
     WHEREAS, the Bank and the Company (hereinafter collectively referred to as the “Company”) wish to continue to assure retention of the services of the Employee for the period provided in this Agreement;
     WHEREAS, the Employee is willing to serve in the employ of the Company for this period; and
     WHEREAS, certain provisions of the original agreement require amending to comply with certain provisions of the law, specifically including Internal Revenue Code (the “Code”) Sections 162(m) and 409A.
     NOW, THEREFORE, it is AGREED as follows:
     1. Employment. The Employee is employed as an Executive Director of the Company. The Employee shall render such administrative and management services for the Company as are currently rendered and as are customarily performed by persons situated in a similar executive capacity. The Employee shall also promote, by entertainment or otherwise, as and to the extent permitted by law, the business of the Company. The Employee’s other duties shall be such as the Board of Directors of the Company (the “Board”) may from time to time reasonably direct.
     2. Base Compensation. The Bank agrees to pay the Employee during the term of this Agreement an annual base salary, payable in cash in accordance with the payroll practices of the Bank, at such rate as determined by the Company’s Board (or as delegated by the Board to the Company’s Compensation Committee). The Company and the Employee agree that this amount will be not less than $360,000. The Compensation Committee shall review, not less often than annually, the rate of the Employee’s salary, and the Board, in its sole discretion (unless delegated to the Compensation Committee), may decide to increase Employee’s salary..
     3. Discretionary Bonuses. From time to time the Employee may be entitled to discretionary bonuses at the discretion of the Board and/or the Compensation Committee. No other compensation provided for in this Agreement shall be deemed a substitute for the Employee’s right to receive discretionary bonuses.
     4. Additional Benefits.
          (a) Participation in Retirement, Medical and Other Plans. To the extent eligible under the terms thereof, the Employee shall participate in any plan that the Company maintains for the benefit of its employees if the plan relates to (i) pension, profit-sharing, or other retirement benefits, (ii) medical insurance or the reimbursement of medical or dependent care expenses, or (iii) other group benefits, including disability and life insurance plans.
          (b) Employee Benefits: Expenses. The Employee shall participate in any fringe benefits which are or may become available to the Company’s senior management employees and which are commensurate with the responsibilities and functions to be performed by the Employee under this Agreement. The Company will continue to provide the Employee with fringe benefits, including participation in bonus, equity or incentive compensation plans, substantially similar to those now provided to the Employee and as may hereafter become available. The Employee shall be reimbursed for all reasonable out-of-pocket business expenses which Employee shall incur in connection with his services under this Agreement upon substantiation of such expenses in accordance with the policies of the Company.
          (c) Liability Insurance: Indemnification. The Company shall provide the Employee (including Employee’s heirs, executors, and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at the Company’s expense, or in lieu thereof, shall indemnify the Employee (and Employee’s heirs, executors, and administrators) to the fullest extent permitted under Federal law against all expenses and liabilities reasonably incurred in connection with or arising out of any action, suit or proceeding in which Employee may be involved by reason of Employee’s having been a director or officer of the Company (whether or not Employee continues to be a director or officer at the time of incurring such expenses or liabilities); such expenses and liabilities to include, but not limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements, and such settlements to be approved by the Board of Directors of the Company; provided, however, that such indemnification shall not extend to matters as to which the Employee is finally adjudged to be liable for willful misconduct or gross negligence in the performance of duties as a director or officer of the Company.
     5. Term. The Company hereby employs the Employee, and the Employee hereby accepts such employment under this Agreement, for the period commencing on the Effective Date and ending on December 31, 2009 (or such earlier date as is determined in accordance with Section 9). Additionally, on the 1st of January of each year starting on January 1, 2008, the Employee’s term of employment may be extended by an additional one-year, provided the Board determines in a duly adopted resolution that this Agreement shall be extended. “Expiration Date” shall mean the last day of the term of this Agreement.
     6. Loyalty: Noncompetition.
          (a) During the term of employment hereunder and except for illnesses, reasonable vacation periods, and reasonable leaves of absence, the Employee shall devote all business time, attention, skill, and efforts to the faithful performance of duties to the Company hereunder and/or to its affiliates; provided, however, that from time to time the Employee may serve on the boards of directors of, and hold any other offices or positions in, companies or organizations which will not present, in the reasonable opinion of the Board, any conflict of interest with the Company or any of its subsidiaries or affiliates, or unfavorably affect the performance of the Employee’s duties pursuant to this Agreement, or will not violate any applicable statute or regulation. During the term of employment under this Agreement, the Employee shall not engage in any business or activity contrary to the business affairs or interests of the Company and/or its affiliates, or be gainfully employed in any other position or job other than as provided above. .
          (b) Nothing contained in this Paragraph 6 shall be deemed to prevent or limit the Employee’s right to invest in the capital stock or other securities of any business dissimilar from that of the Company, or to participate solely as a passive or minority investor in any business.
     7. Standards. The Employee shall perform duties under this Agreement in accordance with such reasonable standards as the Board may establish from time to time. The Company will provide the Employee with the working facilities and staff customary for similar executives and necessary to perform duties.
     8. Paid Time Off. At such reasonable times as the Board shall in its discretion permit, the Employee shall be entitled, without loss of pay, to be absent voluntarily from the performance of employment under this Agreement. All such voluntary absences will count as paid time off, provided that:
          (a) The Employee shall be entitled to paid time off in accordance with the policies that the Bank periodically establishes for various senior management employees of the Company.
          (b) The Employee shall not receive any additional compensation from the Company on account of Employee’s failure to take paid time off, and the Employee shall accumulate unused paid time off from one fiscal year to the next only to the extent provided by the Bank’s policy for its employees in general or as required by law.
          (c) In addition to the aforesaid paid time off, the Employee shall be entitled without loss of pay, to be absent voluntarily from the performance of employment with the Company for such additional periods of time and for such valid and legitimate reasons as the Board may in its discretion determine. Further, the Board may grant to the Employee a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as such Board in its discretion may determine.
     9. Termination and Termination Pay. Subject to Section 11 hereof, the Employee’s employment hereunder may be terminated under the following circumstances:
          (a) Death. The Employee’s employment under this Agreement shall terminate upon Employee’s death during the term of this Agreement, in which event the Employee’s estate shall be entitled to receive six months base compensation plus any accrued and unpaid discretionary bonus due Employee at the time of death, payable in a lump sum the first of the month following the Employee’s death. In addition, the Company shall maintain at the same level of Company contribution as prior to the Employee’s death, the existing medical insurance for the Employee’s immediate family for six months after the Employee’s death.
          (b) Disability. The Company may terminate the Employee’s employment after having established the Employee’s Disability. For purposes of this Agreement, “Disability” means a physical or mental infirmity which impairs the Employee’s ability to substantially perform duties under this Agreement, or which can be expected to impair the Employee’s ability to substantially perform duties under this Agreement for a period of 180 consecutive days. The Employee shall be entitled to the compensation and benefits provided for under this Agreement for (i) any period during the term of this Agreement and prior to the establishment of the Employee’s Disability during which the Employee is unable to work due to the physical or mental infirmity at the election of the Board of Directors, or (ii) any period of Disability which is prior to the Employee’s termination of employment pursuant to this Section 9(b).
          (c) Just Cause. The Board may, by written notice to the Employee, immediately terminate Employee’s employment at any time for Just Cause. The Employee shall have no right to receive compensation or other benefits for any period after termination for Just Cause. Termination for “Just Cause” shall mean termination because of, in the good faith determination of the Board, the Employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. No act, or failure to act, on the Employee’s part shall be considered “willful” failure to act if such act was in the best interest of the Company, as determined in the sole discretion of the Board. Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for Just Cause unless there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the membership of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to the Employee and an opportunity for the Employee to be heard before the Board), finding that in the good faith opinion of the Board the Employee was guilty of conduct set forth above of this Subsection (c) and specifying the particulars thereof in detail.
          (d) Without Just Cause; Constructive Discharge. (1) The Board may, by written notice to the Employee, immediately terminate Employee’s employment at any time for a reason other than Just Cause, in which event the Employee shall be entitled to receive the following compensation and benefits (unless such termination occurs within the time period set forth in Section 11(b) hereof in which event the benefits and compensation provided for in Section 11 shall apply): (i) The annual amount of base compensation under Section 2 of this Agreement at the rate then in effect; (ii) the amount of incentive compensation actually payable to the Employee under the Company’s incentive compensation program in effect during the Employee’s year of termination as if the Employee had not terminated employment during the incentive period prorated based on the number of days Employee was employed during the incentive period; provided, however, that any stock based compensation that would otherwise be issued in accordance with any incentive compensation program (i.e., options, stock grants, SARs, etc.) shall instead be settled in a cash payment payable as set forth below; and (iii) continued participation under the Company’s benefit plans (other than the incentive compensation program) through the Expiration Date but only to the extent the Employee continues to qualify for participation therein, with the Company maintaining its same level of contributions as immediately prior to the termination; provided, however, that to the extent such benefits include payments for medical expenses that are allowable as a deduction under Code Section 213, the Company will maintain its same level of contributions as immediately prior to the termination but only during the period of time the Employee would be entitled to continuation coverage under the Company’s group health plan pursuant to Code Section 4980B (COBRA coverage). The Company will pay the amount due under subsection (d)(1)(i) to the Employee in a single lump sum cash payment within [45] days of the date of the Employee’s termination.

The Company will pay the amount due under subsection (d)(1)(ii) to the Employee at the same time as the Company pays other participants in the applicable incentive compensation program but in no event later than the fifteenth day of the third month of the taxable year following the taxable year containing the last day of the applicable incentive period.
               (2) The Employee may voluntarily terminate employment under this Agreement, in which case the Employee will receive the compensation and benefits payable under Section 9(d)(1) hereof upon the occurrence of any of the following events which has not been consented to in advance by the Employee in writing (unless such voluntary termination occurs within the time period set forth in Section 11(b) hereof in which event the benefits and compensation provided for in Section 11 shall apply): (i) the requirement that the Employee perform principal executive functions more than 50 miles from Employee’s primary office; (ii) a material reduction without reasonable cause in the Employee’s base compensation; (iii) any action or inaction that constitutes a material breach by the Company of this Agreement; or (iv) a material reduction in the Employee’s duties, responsibilities or authority (including reporting responsibilities) in connection with his employment with the Company. The Company will pay all amounts due under this subsection (d)(2) to the Employee in a single lump sum cash payment within [45] days of the date of the Employee’s termination, provided: (i) Employee terminates his employment within two years of the initial existence of any event under this Section 9(d)(2); (ii) the Employee provides the Company notice of the existence of an event under this Section 9(d)(2); and (iii) after notice from the Employee of the existence of any event under this Section 9(d)(2), the Company does not remedy the condition within 30 days.
               (3) Notwithstanding the foregoing, but only to the extent required under federal banking law, the amount payable under clause (d)(1)(i) hereof shall be reduced to the extent that on the date of the Employee’s termination of employment, the present value of the benefits payable under clauses (d)(1)(i) and (ii) hereof exceeds the limitation on severance benefits that is set forth in applicable regulations or other guidance of the Office of Thrift Supervision (“OTS”), as in effect on the Effective Date. In the event that Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) becomes applicable to payments made under this Section 9(d), and the payments exceed the “Maximum Amount” as defined in Section 11(a)(1) hereof, the payments shall be reduced as provided by Section 11(a)(2) of this Agreement.
          (e) Termination or Suspension Under Federal Law. (1) If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Sections 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate, as of the effective date of the order with the exception of vested stock or option rights.
               (2) If the Bank is in default (as defined in Section 3(x)(1) of FDIA), all obligations under this Agreement shall terminate as of the date of default; however, this Paragraph shall not affect the vested rights of the Employee.
               (3) All obligations under this Agreement shall terminate, except to the extent that continuation of this Agreement is necessary for the continued operation of the Bank; (i) by the Director of the OTS, or designee, at the time that the Federal Deposit Insurance

Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA; or (ii) by the Director of the OTS, or designee, at the time that the Director of the OTS, or designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director of the OTS to be in an unsafe or unsound condition. Such action shall not affect any vested rights of the Employee
               (4) If a notice served under Section 8(e)(3) or (g)(1) of the FDIA (12 U.S.C. 1818(e)(3) or (g)(1)) suspends and/or temporarily prohibits the Employee from participating in the conduct of the Bank’s affairs, the Bank’s obligations under this Agreement shall be suspended as of the date of such service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Employee all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.
          (f) Voluntary Termination by Employee. Subject to Section 11 hereof, the Employee may voluntarily terminate employment with the Company during the term of this Agreement, upon at least 60 days’ prior written notice to the Board of Directors, in which case the Employee shall receive only his compensation, vested rights and employee benefits up to the date of termination (unless such termination occurs pursuant to Section 9(d)(2) hereof or within the time period set forth in Section 11(a) hereof, in which event the benefits and compensation provided for in Section 9(d) or 11, as applicable, shall apply). Should the Employee voluntarily terminate employment without providing 60 days prior written notice to the Board of Directors, the Board of Directors may at its election negate and void any vested rights and/or employee benefits accrued.
          (g) Effect of Equity Plans. In addition to any rights or payments to which Employee or his beneficiaries is entitled under this Section 9, Employee or his beneficiaries is entitled to such additional rights as may be provided for under the Company’s equity plans or arrangements, including, but not limited to the Company’s 2006 Equity Incentive Plan or its successor or replacement, if any.
     10. No Mitigation. The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Employee in any subsequent employment.
     11. Change in Control.
          (a) Change in Control: Involuntary Termination. (1) Notwithstanding any provision herein to the contrary, if the Employee’s employment under this Agreement is terminated by the Company, without the Employee’s prior written consent and for a reason other than Just Cause, in connection with or within 12 months after any change in control of the Company, the Employee shall, subject to paragraph (2) of this Section 11(a), be paid an amount equal to the difference between (i) the product of 2.99 times Employee’s “base amount” as defined in Section 280G(b)(3) of the Code and regulations promulgated thereunder (the “Maximum Amount”), and (ii) the sum of any other parachute payments (as defined under Section 280G(b)(2) of the Code) that the Employee receives on account of the change in control. Said sum shall be paid in one lump sum cash payment within [45] days of the date of the Employee’s termination, and shall be paid in lieu of the payment of any benefits under Section 9.

          The Company shall also maintain existing health insurance, at the same level of Company contribution as prior to the Employee’s termination, for six months after the Employee’s termination, or if the Employee dies within such six months, the Company shall maintain health insurance for the Employee’s immediate family, at the same level of Company contribution as prior to the Employee’s death, for a six-month period beginning on the Employee’s death.
               (2) In the event that the Employee and the Company jointly determine and agree that the total parachute payments receivable under clauses (i) and (ii) of Section 11(a)(1) hereof exceed the Maximum Amount, notwithstanding the payment procedure set forth in Section 11(a)(1) hereof, the Company will reduce the lump sum amount described in Section 11(a)(1) as required so that the total parachute payments to be received by the Employee do not exceed the Maximum Amount.
               (3) As a result of uncertainty in application of Section 280G of the Code at the time of payment hereunder, it is possible that such payments will have been made by the Company which should not have been made (“Overpayment”) or that additional payments will not have been made by the Company which should have been made (“Underpayment”), in each case, consistent with the calculations required to be made under Section 11(a)(1) hereof. In the event that the Employee, based upon the assertion by the Internal Revenue Service against the Employee of a deficiency which the Employee believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of Employee shall be treated for all purposes as a loan ab initio which the Employee shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2)(B) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Employee to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Employee is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Employee and the Company determine, based upon controlling precedent or other substantial authority, that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee together with interest at the applicable federal rate provided for in Section 7872(f)(2)(B) of the Code.
               (4) The term “change in control” shall mean any one of the following events: (i) the acquisition of ownership, holding or power to vote more than 50% of the Company’s voting stock, (ii) the acquisition of the ability to control the election of a majority of the Company’s directors, (iii) the acquisition of a controlling influence over the management or policies of the Company by any person or by persons acting as a “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended), or (iv) the acquisition of control of the Company within the meaning of 12 C.F.R. Part 574 or its applicable equivalent (except in the case of (i), (ii), (iii) and (iv) hereof, ownership or control of the Company by the parent holding company, namely Flagstar Bancorp, Inc., itself shall not constitute a “change in control”). For purposes of this subparagraph only, the term “person” refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein.

     Notwithstanding the foregoing, but only to the extent required under federal banking law, the amount payable under Subsection (a) of this Section 11 shall be reduced to the extent that on the date of the Employee’s termination of employment, the amount payable under Subsection (a) of this Section 11 exceeds the limitation on severance benefits that is set forth in Regulatory Bulletin 27a of the OTS, as in effect on the Effective Date.
          (b) Change in Control: Voluntary Termination. Notwithstanding any other provision of this Agreement to the contrary, but subject to Section 11(a)(2) hereof, the Employee may voluntarily terminate employment under this Agreement within 12 months following a change in control of the Company, as defined in paragraph (a)(4) of this Section 11, should any of the following events occur and which have not been consented to in advance by the Employee in writing: (i) the requirement that the Employee perform his principal executive functions more than 50 miles from Employee’s primary office as of the date of the change in control; (ii) a material reduction in the Employee’s base compensation as in effect on the date of the change in control or as the same may be changed by mutual agreement from time to time; (iii) any action or inaction that constitutes a material breach by the Company of this Agreement; or (iv) a material reduction in the Employee’s duties, responsibilities or authority (including reporting responsibilities, which, in the case of a Change of Control, shall be defined to include performing such responsibilities solely for a subsidiary of the controlling entity) in connection with employment with the Company. In any of these cases, the Employee will receive the payment under the terms described in Section 11(a)(1) of this Agreement within [45] days of the date of the Employee’s termination; provided: (i) Employee terminates his employment within two years of the initial existence of any event under this Section 11(b); (ii) the Employee provides the Company notice of the existence of an event under this Section 11(b); and (iii) after notice from the Employee of the existence of any event under this Section 11(b), the Company does not remedy the condition within 30 days. Payment under this subsection (b) is in lieu of the payment of any benefits under Section 9 hereof.
          (c) Compliance with 12 U.S.C. Section 1828(k). Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.
          (d) Effect of Equity Plans. In addition to any rights or payments to which Employee or his beneficiaries is entitled under this Section 11, Employee or his beneficiaries is entitled to such additional rights as may be provided for under the Company’s equity plans or arrangements, including, but not limited to the Company’s 2006 Equity Incentive Plan or its successor or replacement, if any.
     12. Arbitration; Reimbursement of Expenses
          (a) Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction; provided, however, that until the Expiration Date the Employee shall be entitled to seek specific performance of Employee’s right to be paid during the pendency of any dispute or controversy arising under or in connection with this Agreement. Any arbitration proceeding shall be governed by and subject to Michigan arbitration law.

          (b) Reimbursement. All reasonable costs and legal fees paid or incurred by the Employee pursuant to any dispute or question of interpretation relating to this Agreement, or its specific performance, shall be paid or reimbursed by the Company, if the Employee is the prevailing party. Such payment or reimbursement shall be made within ten (10) days of Employee’s furnishing the Company written evidence, which may be in the form, among other things, of a canceled check or receipt, of any costs or expenses incurred by the Employee.
     13. Federal Income Tax Withholding. The Company may withhold all Federal and State income or other taxes from any benefit payable under this Agreement as shall be required pursuant to any law or government regulation or ruling.
     14. Successors and Assigns.
          (a) Company. This Agreement shall not be assignable by the Company, provided that this Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Company which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Company.
          (b) Employee. Since the Company is contracting for the unique and personal skills of the Employee, the Employee shall be precluded from assigning or delegating Employee’s rights or duties hereunder without first obtaining the written consent of the Company; provided, however, that nothing in this paragraph shall preclude (i) the Employee from designating a beneficiary to receive any benefit payable hereunder upon death, or (ii) the executors, administrators, or other legal representatives of the Employee or Employee’s estate from assigning any rights hereunder to the person or persons entitled thereunto.
          (c) Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.
     15. Amendments. No amendments, no oral discussions and/or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.
     16. Applicable Law. Except to the extent preempted by Federal law, the laws of the State of Michigan shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.
     17. Conformance With Applicable Laws. Notwithstanding anything contained herein to the contrary, this Agreement will be administered, construed and deemed amended in accordance with all applicable laws and regulations, including, but not limited to, Code Sections 409A and 162(m).
     18. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of this 31st day of December 2008, effective as of the Effective Date specified above.

FLAGSTAR BANK, FSB
By:
Mark T. Hammond, President and CEO

FLAGSTAR BANCORP, INC.
By:
Mark T. Hammond, President and CEO

ROBERT O. RONDEAU, JR., Employee
By:
Robert O. Rondeau, Jr.